EXHIBIT 99.1
PANHANDLE OIL AND GAS INC. REPORTS
CHANGES IN MANAGEMENT
OKLAHOMA CITY, OK– PANHANDLE OIL AND GAS INC. (AMEX-PHX) today announced that Robb P. Winfield has been named the Company’s Controller.
Mr. Winfield spent five years as an auditor with Ernst & Young LLP with a concentration in the oil and gas industry. Prior to joining Panhandle, he served for three years in the Revenue Reporting Group at Chesapeake Energy Corporation. He holds a BBA degree with a major in accounting from the University of Oklahoma.
Panhandle Oil and Gas Inc. (AMEX-PHX) is engaged in the exploration for and production of natural gas and oil. Additional information on the Company can be found on the internet at www.panhandleoilandgas.com.

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